Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of Globalstar, Inc. of our report dated March 31, 2011, with respect to the consolidated financial statements of Globalstar, Inc., which report appears in the Annual Report on Form 10-K of Globalstar, Inc. for the year ended December 31, 2010.

Crowe Horwath LLP

Oak Brook, Illinois
March 31, 2011